Exhibit 99.1

Boise Inc. Investor Relations 1111 West Jefferson PO Box 990050 Boise, ID 83799-0050 T 208 384 7456 F 208 395 7400

News Release	For Immediate Release: February 25, 2010

Media Contact	Investor Relations Contact
Virginia Aulin – 208 384 7837	Jason Bowman – 208 384 7456

Boise Inc. Announces Financial Results for Fourth Quarter and Year-End 2009

BOISE, Idaho – Boise Inc. (NYSE: BZ) today reported net income of $55.7 million or $0.66 per diluted share for fourth quarter 2009, compared with fourth quarter 2008 net loss of $15.5 million or ($0.20) per diluted share. Net income for 2009 was $153.8 million or $1.85 per diluted share. Net income excluding special items in fourth quarter 2009 was $4.2 million, or $0.05 per diluted share.

EBITDA excluding special items was $54.4 million for fourth quarter 2009 compared with $76.0 million for fourth quarter 2008. EBITDA excluding special items for 2009 was $232.1 million compared with $247.1 million for combined 2008. Net total debt at December 31, 2009, was $736.5 million, compared with $1,081.5 million at December 31, 2008.

FINANCIAL HIGHLIGHTS

(in millions, except per-share data)

	Boise Inc.				Combined	Predecessor	Boise Inc.
	4Q 2009	4Q 2008	3Q 2009	2009	2008	2008	2008

Sales	$490.3	$591.1	$508.3	$1,978.2	$2,430.6	$359.9	$2,070.6
Net income (loss)	$55.7	$(15.5)	$48.2	$153.8		$22.8	$(45.5)
Net income (loss) per diluted share	$0.66	$(0.20)	$0.57	$1.85		N/A	$(0.62)
Net income (loss) excluding special items (a)	$4.2	$5.7	$10.3	$20.4		N/A	$2.1
Net income (loss) excluding special items per diluted share (a)	$0.05	$0.07	$0.12	$0.25		N/A	$0.03
EBITDA (b)	$84.3	$41.4	$128.0	$395.7	$168.8	$23.7	$145.1
EBITDA excluding special items (b)	$54.4	$76.0	$66.2	$232.1	$247.1	$24.4	$222.8

Net total debt	$736.5	$1,081.5	$781.9
Free cash flow (c)	$75.5	$7.7	$121.2	$381.6	$3.9

(a)	For reconciliation of net income (loss) excluding special items to net income (loss), see “Summary Notes to Consolidated Financial Statements and Segment Information.”

(b)	For reconciliation of net income (loss) to EBITDA and EBITDA to EBITDA excluding special items, see “Summary Notes to Consolidated Financial Statements and Segment Information.”

(c)	Cash provided by (used for) operations less expenditures for property and equipment.

“Against a very difficult backdrop, our performance was strong in 2009, and we accomplished many of our objectives,” said Alexander Toeldte, President and Chief Executive Officer of Boise Inc. “We ran well and had one of our safest years on record. In 2009, we generated $382 million in free cash flow, extracted $92 million in cash through working capital reductions, and reduced our net total debt by $345 million, a 32% reduction from the end of 2008. We reduced our interest costs and extended debt maturities through the refinancing we completed in October. We continued to shift production capacity to packaging demand-driven and office paper products and lowered our structural costs through difficult but necessary asset portfolio moves at our St. Helens and DeRidder mills. And, we grew sales volumes of our label and release, flexible packaging, and premium office grades 4% over 2008 through some of the most challenging markets we’ve experienced. I am proud of what we’ve accomplished, and we look forward to building on these successes in 2010.”

Sales

Total sales for fourth quarter 2009 were $490.3 million, a decrease of $100.8 million, or 17%, from $591.1 million for fourth quarter 2008 and down 4% from third quarter 2009 sales of $508.3 million.

Paper segment sales decreased 11% during fourth quarter 2009 compared with fourth quarter 2008, driven by lower sales volumes and prices. In first quarter 2009, we completed the downsizing of our mill in St. Helens, Oregon, which eliminated 13% of our annual uncoated freesheet capacity and reduced 2009 sales volumes and costs compared with 2008.

Packaging segment sales decreased 30% during fourth quarter 2009 compared with fourth quarter 2008, driven by lower sales volumes of newsprint due to the indefinite idling of our DeRidder #2 newsprint machine and lower sales prices of packaging products. These declines were offset partially by higher sales volumes of linerboard.

Full year 2009 sales were $2.0 billion, a 19% decrease over combined year 2008 sales of $2.4 billion. The decrease was driven primarily by a 14% decrease in Paper segment sales due to lower sales volumes, offset partially by higher sales prices for uncoated freesheet papers, and a 28% decline in Packaging segment sales due to lower sales prices and lower newsprint sales volumes.

Prices and Volumes

Pricing for uncoated freesheet began to improve late in 2009 and in early 2010 after declining through the year. Average net selling prices of uncoated freesheet papers declined $34 per ton, or 4%, to $935 per ton during fourth quarter 2009 compared with fourth quarter 2008 and decreased 1% from third quarter 2009. In fourth quarter 2009, we implemented a $40-per-ton price increase on our offset and envelope grades and on some premium colored office papers. In January 2010, we announced a $40-per-ton price increase across most of our cut-size office papers, offset, and mid-weight opaque grades effective in mid-February. Overall, uncoated freesheet sales volumes were 309,000 tons during fourth quarter, a decline of 7% versus the prior year period, and down 5% from third quarter 2009 due primarily to seasonal demand declines. Full year net selling prices for uncoated freesheet improved $24 per ton, or 3%, to $954 per ton in 2009 compared with 2008. Full year sales volumes of uncoated freesheet papers were 1.3 million tons in 2009, down 13% compared with the same period in 2008. Combined sales volumes of premium office, label and release, and flexible packaging papers, which represented 27% of our total 2009 uncoated freesheet sales volumes, increased by 4% from the prior year.

Corrugated containers and sheets sales volumes improved 2% during fourth quarter 2009 compared with fourth quarter 2008 and were flat from third quarter 2009. Full year corrugated container and sheet volumes decreased 5% to 6.0 billion square feet in 2009 compared with 2008, driven mainly by lower volumes from our sheet feeder plant in Texas as a result of slowing industrial markets. Corrugated container and sheet prices declined 11% in fourth quarter 2009 from fourth quarter 2008 and decreased 7% from third quarter 2009 prices due to seasonal box mix fluctuations in our agricultural end markets and containerboard price declines earlier in the year. Full year corrugated container and sheet prices improved 2% in 2009 compared with 2008.

Linerboard sales volumes to third parties increased 55% compared with fourth quarter 2008 and increased 9% from third quarter 2009 due to improving market conditions. Full year linerboard sales volumes to third parties were 253,000 tons in 2009, a 10% increase compared with 2008. Linerboard net selling prices to third parties declined to $293 per ton in fourth quarter 2009 from $406 per ton in fourth quarter 2008 and improved 3% from third quarter 2009, as demand in export markets improved. Full year net selling prices for linerboard sales to third parties decreased $96 per ton, or 24%, to $301 per ton in 2009 compared with 2008. In January 2010, we announced a $50-per-ton and $70-per-ton price increase on domestic sales in the eastern and western U.S., respectively. These price increases are currently being implemented.

Input Costs

Total fiber, energy, and chemical costs for fourth quarter 2009 were $205.0 million, a decrease of $62.0 million, or 23%, from costs of $267.0 million for fourth quarter 2008. Much of the decline was driven by reduced consumption as a result of the restructuring of our mill in St. Helens, Oregon, and the idling of our #2 machine at our mill in DeRidder, Louisiana. Input costs were flat compared with third quarter 2009. Full year 2009 fiber, energy, and chemical costs totaled $800.3 million, a decrease of $332.5 million, or 29%, from costs of $1,132.8 million for full year 2008.

INPUT COST SUMMARY

(in millions)

	4Q 2009	4Q 2008	3Q 2009	2009	Combined 2008

Fiber	$106.5	$124.0	$108.2	$401.1	$530.0
Energy	$45.7	$77.5	$41.9	$188.9	$340.2
Chemicals	$52.8	$65.5	$55.7	$210.3	$262.6

Total	$205.0	$267.0	$205.8	$800.3	$1,132.8

Total fiber costs during fourth quarter 2009 were $106.5 million, a decrease of $17.5 million, or 14%, from $124.0 million incurred in fourth quarter 2008. This was due to lower fiber prices and reduced consumption of fiber as a result of lower production capacity and was offset partially by higher purchased pulp consumption. Fiber costs in fourth quarter 2009 declined $1.7 million, or 2%, from third quarter 2009. Full year 2009 fiber costs were $401.1 million, a decrease of $128.9 million, or 24%, from costs of $530.0 million for combined 2008, due primarily to lower prices and consumption of fiber.

Energy costs in fourth quarter 2009 were $45.7 million, a decrease of $31.8 million, or 41%, compared with $77.5 million in fourth quarter 2008, driven by lower prices for natural gas and electricity and reduced consumption of energy. Energy costs in fourth quarter 2009 increased $3.8 million, or 9%, from $41.9 million in third quarter 2009, due to higher prices for natural gas and seasonal increases in consumption as a result of colder winter weather. Full year 2009 energy costs were $188.9 million, a decrease of $151.3 million, or 44%, from costs of $340.2 million for combined 2008, driven by reduced prices and consumption of natural gas and electricity.

Chemical costs in fourth quarter 2009 were $52.8 million, a decrease of $12.7 million, or 19%, compared with $65.5 million in fourth quarter 2008. Chemical costs were down $2.8 million, or 5%, compared with $55.7 million in third quarter 2009. Full year 2009 chemical costs were $210.3 million, a decrease of $52.3 million, or 20%, from $262.6 million for combined 2008. The key drivers were lower prices and generally lower consumption of commodity chemicals.

Alternative Fuel Mixture Credit

During the three months and year ended December 31, 2009, we recorded $72.7 million and $207.6 million, respectively, of alternative fuel mixture credits, net of associated fees and expenses and before taxes. As of December 31, 2009, we recorded a receivable of $56.6 million for alternative fuel mixture credits. These credits expired on December 31, 2009.

In October 2009, we began filing for alternative fuel mixture credits as a refundable credit on our income tax return instead of as a refundable excise tax credit. This filing change will not affect the total amount we expect to ultimately receive but does delay receipt of fuel mixture credit payments until after we file our federal income tax return in first quarter 2010.

Extinguishment of Debt

In connection with the debt restructuring in October 2009, we recognized a $44.1 million loss on the extinguishment of debt during the three months ended December 31, 2009.

Income Tax Benefit

During the three months ended December 31, 2009, we reversed income tax valuation allowances of $33.2 million.

Webcast and Conference Call

Boise Inc. will host a webcast and conference call on Thursday, February 25, 2010, at 11:00 a.m. EST, at which time we will review the company’s recent performance. To participate in the conference call, dial 866-841-1001 (international callers should dial 832-445-1689). The webcast may be accessed through Boise’s Internet site and will be archived for one year following the call. Go to www.BoiseInc.com and click on the link to the webcast under Webcasts & Presentations on the Investors drop-down menu.

A replay of the conference call will be available in Webcasts & Presentations from February 25 at 2:00 p.m. EST through March 25 at 11:45 p.m. EDT. Playback numbers are 800-642-1687 for U.S. callers and 706-645-9291 for international callers. The passcode is 56233892.

Annual Meeting Date

Boise Inc. intends to hold its annual meeting of shareholders at 10:00 a.m. MDT on Thursday, April 29, 2010, in Boise, Idaho. The record date to determine shareholders eligible to vote at the meeting is March 12, 2010.

About Boise Inc.

Headquartered in Boise, Idaho, Boise Inc. (NYSE: BZ) manufactures packaging products and papers including corrugated containers, containerboard, label and release and flexible packaging papers, imaging papers for the office and home, printing and converting papers, newsprint, and market pulp. Our entire team of approximately 4,100 employees is committed to delivering excellent value while managing our businesses to sustain environmental resources for future generations. Visit our Web site at www.BoiseInc.com.

Basis of Presentation

We present our consolidated financial statements in accordance with U.S. generally accepted accounting principles (GAAP). Our earnings release also supplements the GAAP presentations by reflecting EBITDA. EBITDA represents income (loss) before interest (change in fair value of interest rate derivatives, interest expense, and interest income), income taxes, and depreciation, amortization, and depletion. EBITDA is the primary measure used by our chief operating decision makers to evaluate segment operating performance and to decide how to allocate resources to segments. We believe EBITDA is useful to investors because it provides a means to evaluate the operating performance of our segments and our company on an ongoing basis using criteria that are used by our internal decision makers and because it is frequently used by investors and other interested parties in the evaluation of companies with substantial financial leverage. We believe EBITDA is a meaningful measure because it presents a transparent view of our recurring operating performance and allows management to readily view operating trends, perform analytical comparisons, and identify strategies to improve operating performance. For example, we believe that the inclusion of items such as taxes, interest expense, and interest income distorts management’s ability to assess and view the core operating trends in our segments. EBITDA, however, is not a measure of our liquidity or financial performance under GAAP and should not be considered as an alternative to net income (loss), income (loss) from operations, or any other performance measure derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of our liquidity. The use of EBITDA instead of net income (loss) or segment income (loss) has limitations as an analytical tool, including the inability to determine profitability; the exclusion of interest and associated significant cash requirements; and the exclusion of depreciation, amortization, and depletion, which represent significant and unavoidable operating costs, given the level of our indebtedness and the capital expenditures needed to maintain our businesses. Management compensates for these limitations by relying on our GAAP results. Our measures of EBITDA are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

Forward-Looking Statements

This news release contains statements that are “forward looking” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance, or achievements. Forward-looking statements involve risks and uncertainties, including but not limited to economic, competitive, and technological factors outside our control that may cause our business, strategy, or actual results to differ materially from the forward-looking statements. For further information about the risks and uncertainties associated with our business, please refer to our filings with the Securities and Exchange Commission. The company does not intend, and undertakes no obligation, to update any forward-looking statements.

Boise Inc.

Consolidated Statements of Income (Loss)

(unaudited, in thousands, except share and per-share data)

	Three Months Ended
	December 31		September 30, 2009
	2009	2008
Sales
Trade	$481,853	$566,671	$498,812
Related parties	8,422	24,448	9,453

	490,275	591,119	508,265

Costs and expenses
Materials, labor, and other operating expenses	395,455	490,576	401,607
Fiber costs from related parties	11,897	7,771	10,325
Depreciation, amortization, and depletion	33,720	33,126	32,916
Selling and distribution expenses	14,130	13,715	13,588
General and administrative expenses	14,373	7,556	12,813
St. Helens mill restructuring	(378)	29,780	1,402
Alternative fuel mixture credits, net	(72,698)	—	(59,572)
Other (income) expense, net	(378)	(2,820)	1,710

	396,121	579,704	414,789

Income from operations	94,154	11,415	93,476

Foreign exchange gain (loss)	563	(3,185)	1,597
Change in fair value of interest rate derivatives	(52)	(683)	125
Loss on extinguishment of debt	(44,102)	—	—
Interest expense	(18,284)	(26,156)	(21,436)
Interest income	92	94	130

	(61,783)	(29,930)	(19,584)

Income (loss) before income taxes	32,371	(18,515)	73,892
Income tax (provision) benefit	23,349	3,030	(25,737)

Net income (loss)	$55,720	$(15,485)	$48,155

Weighted average common shares outstanding:
Basic	79,130,897	77,260,274	78,634,920
Diluted	84,232,429	77,260,274	84,240,582

Net income (loss) per common share:
Basic	$0.70	$(0.20)	$0.61
Diluted	$0.66	$(0.20)	$0.57

Segment Information

(unaudited, in thousands)

	Three Months Ended
	December 31		September 30, 2009
	2009	2008
Segment sales
Paper	$345,602	$389,644	$365,963
Packaging	150,574	213,788	150,462
Intersegment eliminations and other	(5,901)	(12,313)	(8,160)

	$490,275	$591,119	$508,265

Segment income (loss)
Paper (1)	$75,112	$(12,303)	$78,272
Packaging (1)	23,344	26,075	22,290
Corporate and Other (1)	(3,739)	(5,542)	(5,489)

	94,717	8,230	95,073

Change in fair value of interest rate derivatives	(52)	(683)	125
Loss on extinguishment of debt	(44,102)	—	—
Interest expense	(18,284)	(26,156)	(21,436)
Interest income	92	94	130

Income (loss) before income taxes	$32,371	$(18,515)	$73,892

EBITDA (a)
Paper (1)	$96,637	$9,222	$99,443
Packaging (1)	34,466	36,660	32,966
Corporate and Other (1) (2)	(46,768)	(4,526)	(4,420)

	$84,335	$41,356	$127,989

(1)	The three months ended December 31, 2009, and September 30, 2009, included $50.1 million and $42.9 million of income recorded in the Paper segment, $22.2 million and $19.4 million of income recorded in the Packaging segment, and $0.4 million of income and $2.7 million of expense recorded in the Corporate and Other segment relating to alternative fuel mixture credits, respectively. These amounts are net of fees and expenses and before taxes.

(2)	The three months ended December 31, 2009, includes $44.1 million of loss on extinguishment of debt.

Boise Inc.

Consolidated Statements of Income (Loss)

(in thousands, except share and per-share data)

	Boise Inc.		Predecessor
	Year Ended December 31		January 1 Through February 21, 2008
	2009	2008
Sales
Trade	$1,935,410	$1,990,207	$258,430
Related parties	42,782	80,425	101,490

	1,978,192	2,070,632	359,920

Costs and expenses
Materials, labor, and other operating expenses	1,596,214	1,756,826	313,931
Fiber costs from related parties	36,858	54,628	7,662
Depreciation, amortization, and depletion	131,500	109,988	477
Selling and distribution expenses	55,524	48,278	9,097
General and administrative expenses	50,250	34,258	6,606
St. Helens mill restructuring	5,805	29,780	—
Alternative fuel mixture credits, net	(207,607)	—	—
Other (income) expense, net	4,005	(2,980)	(989)

	1,672,549	2,030,778	336,784

Income from operations	305,643	39,854	23,136

Foreign exchange gain (loss)	2,639	(4,696)	54
Change in fair value of interest rate derivatives	568	(479)	—
Loss on extinguishment of debt	(44,102)	—	—
Interest expense	(83,263)	(91,220)	(2)
Interest income	367	2,246	161

	(123,791)	(94,149)	213

Income (loss) before income taxes	181,852	(54,295)	23,349
Income tax (provision) benefit	(28,010)	8,772	(563)

Net income (loss)	$153,842	$(45,523)	$22,786

Weighted average common shares outstanding:
Basic	78,354,946	73,635,665	—
Diluted	83,080,979	73,635,665	—

Net income (loss) per common share:
Basic	$1.96	$(0.62)	$—
Diluted	$1.85	$(0.62)	$—

Segment Information

(in thousands)

	Boise Inc.		Predecessor
	Year Ended December 31		January 1 Through February 21, 2008
	2009	2008
Segment sales
Paper	$1,419,961	$1,403,698	$253,508
Packaging	588,405	703,705	113,485
Intersegment eliminations and other	(30,174)	(36,771)	(7,073)

	$1,978,192	$2,070,632	$359,920

Segment income (loss)
Paper (1)	$262,665	$32,685	$20,718
Packaging (1)	67,089	21,104	5,685
Corporate and Other (1)	(21,472)	(18,631)	(3,213)

	308,282	35,158	23,190

Change in fair value of interest rate derivatives	568	(479)	—
Loss on extinguishment of debt	(44,102)	—	—
Interest expense	(83,263)	(91,220)	(2)
Interest income	367	2,246	161

Income (loss) before income taxes	$181,852	$(54,295)	$23,349

EBITDA (a)
Paper (1)	$347,806	$104,346	$21,066
Packaging (1)	109,321	56,171	5,738
Corporate and Other (1) (2)	(61,447)	(15,371)	(3,137)

	$395,680	$145,146	$23,667

(1)	The year ended December 31, 2009, included $149.9 million of income recorded in the Paper segment, $61.6 million of income recorded in the Packaging segment, and $3.9 million of expenses recorded in the Corporate and Other segment relating to alternative fuel mixture credits. These amounts are net of fees and expenses and before taxes.

(2)	The year ended December 31, 2009, includes $44.1 million of loss on extinguishment of debt.

Boise Inc.

Consolidated Balance Sheets

(in thousands)

	December 31, 2009	December 31, 2008
ASSETS

Current
Cash and cash equivalents	$69,393	$22,518
Short-term investments	10,023	—
Receivables
Trade, less allowances of $839 and $961	185,110	220,204
Related parties	2,056	1,796
Other (1)	62,410	4,937
Inventories	252,173	335,004
Deferred income taxes	—	5,318
Prepaid and other	4,819	6,289

	585,984	596,066

Property
Property and equipment, net	1,205,679	1,262,810
Fiber farms and deposits	17,094	14,651

	1,222,773	1,277,461

Deferred financing costs	47,369	72,570
Intangible assets, net	32,358	35,075
Other assets	7,306	7,114

Total assets	$1,895,790	$1,988,286

(1)	December 31, 2009, includes a $56.6 million receivable for alternative fuel mixture credits.

Boise Inc.

Consolidated Balance Sheets (continued)

(in thousands, except share and per-share data)

	December 31, 2009	December 31, 2008
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current
Current portion of long-term debt	$30,711	$25,822
Income taxes payable	240	841
Accounts payable
Trade	172,518	177,157
Related parties	2,598	3,107
Accrued liabilities
Compensation and benefits	67,948	44,488
Interest payable	4,946	184
Other	23,735	17,402

	302,696	269,001

Debt
Long-term debt, less current portion	785,216	1,011,628
Notes payable	—	66,606

	785,216	1,078,234

Other
Deferred income taxes	32,253	8,907
Compensation and benefits	123,889	149,691
Other long-term liabilities	30,801	33,007

	186,943	191,605

Commitments and contingent liabilities

Stockholders’ Equity
Preferred stock, $.0001 par value per share: 1,000,000 shares authorized; none issued	—	—
Common stock, $.0001 par value per share: 250,000,000 shares authorized; 84,418,691 shares and 79,716,130 shares issued and outstanding	8	8
Additional paid-in capital	578,669	575,151
Accumulated other comprehensive income (loss)	(71,553)	(85,682)
Retained earnings (accumulated deficit)	113,811	(40,031)

Total stockholders’ equity	620,935	449,446

Total liabilities and stockholders’ equity	$1,895,790	$1,988,286

Boise Inc.

Consolidated Statements of Cash Flows

(in thousands)

	Boise Inc.		Predecessor
	Year Ended December 31		January 1 Through February 21, 2008
	2009	2008
Cash provided by (used for) operations
Net income (loss)	$153,842	$(45,523)	$22,786
Items in net income (loss) not using (providing) cash
Depreciation, depletion, and amortization of deferred financing costs and other	144,079	119,933	477
Share-based compensation expense	3,518	3,096	—
Related-party interest expense	—	2,760	—
Notes payable interest expense	9,000	5,512	—
Pension and other postretirement benefit expense	7,376	8,388	1,826
Deferred income taxes	27,709	(9,363)	11
Change in fair value of energy derivatives	(5,877)	7,445	(37)
Change in fair value of interest rate derivatives	(568)	479	—
St. Helens mill restructuring	—	35,998	—
(Gain) loss on sales of assets, net	514	—	(943)
Other	(2,639)	4,696	(54)
Loss on extinguishment of debt	44,102	—	—
Decrease (increase) in working capital, net of acquisitions
Receivables	(18,579)	25,296	(23,522)
Inventories	83,037	(28,950)	5,343
Prepaid expenses	1,470	(1,044)	875
Accounts payable and accrued liabilities	25,710	(17,801)	(10,718)
Current and deferred income taxes	(372)	(1,057)	335
Pension and other postretirement benefit payments	(13,001)	(636)	(1,826)
Other	(609)	(1,483)	2,326

Cash provided by (used for) operations	458,712	107,746	(3,121)

Cash provided by (used for) investment
Acquisitions of businesses and facilities	(543)	(1,216,459)	—
Cash released from (held in) trust, net	—	403,989	—
Expenditures for property and equipment	(77,145)	(90,597)	(10,168)
Purchases of short-term investments	(21,643)	—	—
Maturities of short-term investments	11,615	—	—
Sales of assets	1,031	394	17,662
Other	2,168	(5,703)	863

Cash provided by (used for) investment	(84,517)	(908,376)	8,357

Cash provided by (used for) financing
Issuances of long-term debt	310,000	1,125,700	—
Payments of long-term debt	(531,523)	(88,250)	—
Cash used for extinguishment of debt	(39,717)	—	—
Payments of notes payable	(52,924)	—	—
Payments to stockholders for exercise of conversion rights	—	(120,170)	—
Payments of deferred financing fees	(13,156)	(81,898)	—
Payments of deferred underwriters fees	—	(12,420)	—
Net equity transactions with related parties	—	—	(5,237)

Cash provided by (used for) financing	(327,320)	822,962	(5,237)

Increase (decrease) in cash and cash equivalents	46,875	22,332	(1)
Balance at beginning of the period	22,518	186	8

Balance at end of the period	$69,393	$22,518	$7

Summary Notes to Consolidated Financial Statements and Segment Information

The Consolidated Statements of Income (Loss), Consolidated Balance Sheets, Consolidated Statements of Cash Flows, and Segment Information do not include all Notes to Consolidated Financial Statements and should be read in conjunction with the Company’s 2009 Annual Report on Form 10-K. Net income (loss) for all periods presented involved estimates and accruals.

On February 22, 2008, Aldabra 2 Acquisition Corp. completed the acquisition (the Acquisition) of Boise White Paper, L.L.C., Boise Packaging & Newsprint, L.L.C., Boise Cascade Transportation Holdings Corp. (collectively, the Paper Group), and other assets and liabilities related to the operation of the paper, packaging and newsprint, and transportation businesses of the Paper Group and part of the headquarters operations of Boise Cascade, L.L.C. (Boise Cascade). Subsequent to the Acquisition, Aldabra 2 Acquisition Corp. changed its name to Boise Inc. The acquired business is referred to as the “Predecessor.”

The accompanying Consolidated Statement of Income (Loss) and Consolidated Statement of Cash Flows for the year ended December 31, 2008, include the activities of Aldabra 2 Acquisition Corp. prior to the Acquisition and the operations of the acquired businesses from February 22, 2008, through December 31, 2008. The Predecessor Consolidated Statement of Income (Loss) and Consolidated Statement of Cash Flows for the period of January 1 through February 21, 2008, are presented for comparative purposes.

Boise Inc. operates its business in three reportable segments: Paper, Packaging, and Corporate and Other (support services). Boise Inc. manufactures commodity and premium office papers, a range of packaging papers, including label and release papers, flexible packaging papers, and printing and converting papers. Boise Inc. also manufactures corrugated containers, containerboard, newsprint, and market pulp.

(a)	EBITDA represents income (loss) before interest (change in fair value of interest rate derivatives, interest expense, and interest income), income taxes, and depreciation, amortization, and depletion. The following table reconciles net income to EBITDA for Boise Inc. for the three months ended December 31, 2009 and 2008, and the three months ended September 30, 2009 (unaudited, in thousands):

	Three Months Ended
	December 31		September 30, 2009
	2009	2008

Net income (loss)	$55,720	$(15,485)	$48,155
Change in fair value of interest rate derivatives	52	683	(125)
Interest expense	18,284	26,156	21,436
Interest income	(92)	(94)	(130)
Income tax provision (benefit)	(23,349)	(3,030)	25,737
Depreciation, amortization, and depletion	33,720	33,126	32,916

EBITDA	$84,335	$41,356	$127,989

The following table reconciles net income (loss) to EBITDA for Boise Inc. for the year ended December 31, 2009 and 2008, and for the Predecessor period of January 1 through February 21, 2008 (unaudited, in thousands):

	Boise Inc.		Predecessor
	Year Ended December 31		January 1 Through February 21, 2008
	2009	2008

Net income (loss)	$153,842	$(45,523)	$22,786
Change in fair value of interest rate derivatives	(568)	479	—
Interest expense	83,263	91,220	2
Interest income	(367)	(2,246)	(161)
Income tax provision (benefit)	28,010	(8,772)	563
Depreciation, amortization, and depletion	131,500	109,988	477

EBITDA	$395,680	$145,146	$23,667

The following table reconciles EBITDA to EBITDA excluding special items for Boise Inc. for the three months ended December 31, 2009 and 2008, and the three months ended September 30, 2009 (unaudited, in thousands):

	Three Months Ended
	December 31		September 30, 2009
	2009	2008

EBITDA	$84,335	$41,356	$127,989
St. Helens mill restructuring (a)	(378)	37,568	1,402
Impact of energy hedges	(976)	(26)	(3,624)
Alternative fuel mixture credits (b)	(72,698)	—	(59,572)
Loss on extinguishment of debt	44,102	—	—
Gain on changes in supplemental pension plans	—	(2,914)	—

EBITDA excluding special items	$54,385	$75,984	$66,195

(a)	In November 2008, we announced the restructuring of our St. Helens, Oregon, paper mill. Of the $37.6 million in restructuring charges during the three months ended December 31, 2008, $29.8 million is included in “St. Helens mill restructuring” and $7.8 million related to inventory write-downs is included in “Materials, labor, and other operating expenses.” During the three months ended September 30, 2009, we recorded $1.4 million in additional restructuring charges in “St. Helens mill restructuring,” and during the three months ended December 31, 2009, we recorded a net $0.4 million reduction to our restructuring charges.

(b)	During the three months ended December 31, 2009, and September 30, 2009, we recorded $72.7 million and $59.6 million, respectively, of alternative fuel mixture credits, net of associated fees and expenses and before taxes. We recorded these amounts in “Alternative fuel mixture credits, net” in our Consolidated Statement of Income (Loss). At December 31, 2009, we had $56.6 million recorded in “Receivables, other” related to these credits.

The following table reconciles EBITDA to EBITDA excluding special items for Boise Inc. for the years ended December 31, 2009 and 2008. The table also reconciles the Predecessor period of January 1 through February 21, 2008, and the combined year ended December 31, 2008 (unaudited, in thousands):

	Boise Inc.		Predecessor	Combined
	Year Ended December 31		January 1 Through February 21, 2008	Year Ended December 31, 2008
	2009	2008

EBITDA	$395,680	$145,146	$23,667	$168,813
St. Helens mill restructuring (a)	5,805	37,568	—	37,568
Impact of energy hedges	(5,877)	7,445	(37)	7,408
Alternative fuel mixture credits (b)	(207,607)	—	—	—
Loss of extinguishment of debt	44,102	—	—	—
Hurricane losses	—	5,482	—	5,482
Gain on changes in supplemental pension plans	—	(2,914)	—	(2,914)
Inventory purchase accounting expense	—	10,259	—	10,259
Impact of DeRidder outage	—	19,776	732	20,508

EBITDA excluding special items	$232,103	$222,762	$24,362	$247,124

(a)	In November 2008, we announced the restructuring of our St. Helens, Oregon, paper mill. Of the $37.6 million in restructuring charges during the year ended December 31, 2008, $29.8 million is included in “St. Helens mill restructuring” and $7.8 million related to inventory write-downs is included in “Materials, labor, and other operating expenses.” During the year ended December 31, 2009, we recorded $5.8 million of net restructuring charges in “St. Helens mill restructuring.”

(b)	During the year ended December 31, 2009, we recorded $207.6 million of alternative fuel mixture credits, net of associated fees and expenses and before taxes. We recorded these amounts in “Alternative fuel mixture credits, net” in our Consolidated Statement of Income (Loss). At December 31, 2009, we had $56.6 million recorded in “Receivables, other” related to these credits.

The following table reconciles net income (loss) to net income (loss) excluding special items and presents diluted earnings per share excluding special items for the three months ended December 31, 2009 and 2008, the three months ended September 30, 2009, and the years ended December 31, 2009 and 2008. The table also reconciles the Predecessor period of January 1 through February 21, 2008, and the combined year ended December 31, 2008 (unaudited, in thousands):

	Boise Inc.
	Three Months Ended December 31, 2009	Three Months Ended December 31, 2008	Three Months Ended September 30, 2009	Year Ended December 31, 2009	Year Ended December 31, 2008

Net income (loss)	$55,720	$(15,485)	$48,155	$153,842	$(45,523)
St. Helens mill restructuring	(378)	37,568	1,402	5,805	37,568
Impact of energy hedges	(976)	(26)	(3,624)	(5,877)	7,445
Alternative fuel mixture credits	(72,698)	—	(59,572)	(207,607)	—
Loss on extinguishment of debt	44,102	—	—	44,102	—
Hurricane losses	—	—	—	—	5,482
Gain on changes in supplemental pension plans	—	(2,914)	—	—	(2,914)
Inventory revaluation expense	—	—	—	—	10,259
Impact of DeRidder outage	—	—	—	—	19,776
Tax impact of special items at 38.7% (a)	11,591	(13,401)	23,914	63,304	(30,037)

Reversal of income tax valuation allowances (b)	(33,180)	—	—	(33,180)	—

Net income (loss) excluding special items	$4,181	$5,742	$10,275	$20,389	$2,056

Weighted average common shares outstanding: diluted	84,232,429	77,260,274	84,240,582	83,080,979	73,635,665
Net income (loss) excluding special items per diluted share	$0.05	$0.07	$0.12	$0.25	$0.03

(a)	Special items are tax effected in the aggregate at an assumed combined federal and state statutory rate of 38.7%.

(b)	During the three months ended December 31, 2009, we reversed income tax valuation allowances.

The following table reconciles total debt to net total debt at December 31, 2009 and 2008, and September 30, 2009 (unaudited, in thousands):

	Boise Inc.
	December 31, 2009	December 31, 2008	September 30, 2009

Current portion of long-term debt	$30,711	$25,822	$22,235
Long-term debt, less current portion and notes payable	785,216	1,011,628	932,517
Notes payable	—	66,606	74,788

Total debt	815,927	1,104,056	1,029,540
Less cash and cash equivalents and short-term investments	(79,416)	(22,518)	(247,614)

Net total debt	$736,511	$1,081,538	$781,926